Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
March 12, 2018	Investor Relations:
Nicole Gunderson
888-782-7155
IR@mindbodyonline.com

Media:

MINDBODY

Tracy Richmond

805-586-3226

tracy.richmond@mindbodyonline.com

Booker

Ilana Zalika

609-279-0050 x101

ilana@resoundmarketing.com

MINDBODY to Acquire Booker Software

Combined platform will power more than 18,000 salons and spas

Booker customers will gain access to the MINDBODY marketplace

*MINDBODY to host a conference call at 2:30 p.m. PT/5:30 p.m. ET today, March 12, 2018 to discuss the pending acquisition*

San Luis Obispo, Calif. – March 12, 2018 – MINDBODY, Inc. (NASDAQ: MB), the leading technology platform for the wellness services industry, today announced that it has entered into a definitive agreement to acquire Booker Software, a leading cloud-based business management platform for salons and spas, and the provider of Frederick, a fast-growing, automated marketing software for wellness businesses.

The acquisition of Booker will add approximately 10,000 salons and spas to the MINDBODY marketplace, combining MINDBODY’s leadership in boutique fitness studios and its vast consumer network with Booker’s leadership in high-value salons and spas.

“MINDBODY and Booker power the local businesses that help tens of millions of people lead healthier, happier lives,” said Rick Stollmeyer, MINDBODY CEO and co-founder. “By combining our technology and teams, we will help our customers grow by connecting them to even larger consumer audiences. Our intention is to rapidly expand our wellness and beauty platform by delivering more value to customers, consumers and partners alike.”

“MINDBODY and Booker have long shared a common purpose: delivering a platform that empowers wellness and beauty professionals to run and grow their businesses,” said Josh McCarter, Booker CEO. “By joining forces, we can deliver the game-changing technologies the wellness industry has been waiting for, and accelerate growth for our customers.”

Booker was founded in 2010 to serve the beauty industry and earned approximately $25 million in subscription and payments revenue in 2017. Today, Booker serves approximately 10,000 high end salons and spas, and its platform processed over $1.4 billion in payments volume in 2017.

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Under the terms of the agreement, MINDBODY will acquire Booker Software for approximately $150 million in cash and the assumption of unvested option awards. The transaction is expected to close in Q2 2018, and if closed, additional financial information will be shared when MINDBODY reports its Q1 2018 results.

Centerview Partners is acting as financial advisor to MINDBODY. Raymond James is acting as financial advisor to Booker. Cooley LLP is acting as counsel for MINDBODY and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is acting as counsel for Booker.

Conference Call Information

MINDBODY will host a conference call today at 2:30 p.m. Pacific Time/5:30 p.m. Eastern Time, March 12, 2018 to discuss the planned acquisition of Booker. To access the call, please dial (844) 494-0191 or (508) 637-5581 at least five minutes prior to the start time with access code 8183329. A live webcast of the call will be available on the Investor Relations section of the Company’s website at investors.mindbodyonline.com. An audio replay of the call will be available until 5:30 p.m. Eastern Time March 19, 2018 by dialing (855) 859-2056 or (404) 537-3406 and entering access code 8183329.

About MINDBODY

MINDBODY, Inc. (NASDAQ: MB) is the leading technology platform for the wellness services industry. Local wellness entrepreneurs worldwide use MINDBODY’s integrated software and payments platform to run, market and build their businesses. Consumers use MINDBODY to more easily find, engage and transact with wellness providers in their local communities. For more information on how MINDBODY is helping people lead healthier, happier lives by connecting the world to wellness, visit mindbodyonline.com.

About Booker

Booker is the leading technology platform for running and growing salons and spas, delivering an end-to-end solution for business owners to compete in the rapidly growing market for local services. Booker and Frederick solutions offer health, wellness, and beauty businesses an all-in-one solution with online booking, CRM, marketing automation, staff management, and POS, enabling business owners to run and grow their businesses. With offices in New York City and Scottsdale, Arizona, Booker is used by more than 130,000 professionals at over 11,100 locations. For more information, visit www.booker.com.

Forward-Looking Statements

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions and strategies of MINDBODY relating to MINDBODY’s acquisition of Booker. Such forward-looking statements include statements regarding expected benefits to MINDBODY, Booker and their respective customers; expected increase in the number of salons and spas that, following the consummation of the acquisition, will be part of the MINDBODY marketplace; and expected timing for the consummation of the acquisition. These statements reflect the current beliefs of MINDBODY and are based on current information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made. The ability of MINDBODY to achieve these business objectives involves many risks and uncertainties that could cause actual outcomes and results to differ materially and adversely from those expressed in any forward-looking statements. These risks and uncertainties include the failure to achieve expected synergies and efficiencies of operations between MINDBODY and Booker; the ability of MINDBODY and Booker to successfully integrate their respective market opportunities, technology, products, personnel and operations; the failure to timely develop and

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achieve market acceptance of combined products and services; the potential impact on the business of Booker as a result of the acquisition; the loss of any Booker customers; the ability to coordinate strategy and resources between MINDBODY and Booker; the ability of MINDBODY and Booker to retain and motivate key employees of Booker; general economic conditions; as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Form 10-K filed with the Securities and Exchange Commission on March 1, 2018 for the year ended December 31, 2017, which is available on the Investor Relations section of our website at investors.mindbodyonline.com and on the SEC website at www.sec.gov.

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© 2018 MINDBODY, Inc. All rights reserved. MINDBODY, the Enso logo and Connecting the World to Wellness are trademarks or registered trademarks of MINDBODY, Inc. in the United States and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated.